REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
The PBHG Funds, Inc.

In planning and performing our audit of the financial statements and financial highlights of The PBHG Funds, Inc., consisting of the PBHG Growth Fund, PBHG Emerging Growth Fund, PBHG Large Cap Growth Fund, PBHG Select Equity Fund, PBHG
Core Growth Fund, PBHG Limited Fund, PBHG Large Cap 20 Fund, PBHG Strategic Small Company Fund, PBHG New Opportunities Fund, PBHG Large Cap Value Fund, PBHG Mid-Cap Value Fund,
PBHG Small Cap Value Fund, PBHG Focused Value Fund, PBHG International Fund, PBHG Cash Reserves Fund, and PBHG Technology & Communications Fund (collectively the "Fund") for the year ended March 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 1999.

This report is intended solely for the information and use of management and the Board of Directors of The PBHG
Funds, Inc., and the Securities and Exchange Commission.


PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, PA 19103
April 29, 1999